UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 29, 2013
Date of Report (Date of earliest event reported)

QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-19528	95-3685934
(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

858-587-1121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 30, 2013, QUALCOMM Incorporated (the “Company”) announced that William E. Keitel, the Company's Executive Vice President and Chief Financial Officer, will retire from that role effective March 11, 2013. Mr. Keitel will remain with the Company to assist the new Chief Financial Officer with the transition, and will then serve as a special advisor to the Chief Executive Officer for the remainder of the calendar year.

(c) On January 29, 2013, the Board of Directors of the Company appointed George S. Davis to serve as its Executive Vice President and Chief Financial Officer commencing March 11, 2013. Mr. Davis, age 55, served as Chief Financial Officer of Applied Materials, Inc. (a provider of manufacturing equipment, services and software to the semiconductor, flat panel display, solar photovoltaic and related industries) (“Applied”) since November 2006. Previously, he served as Group Vice President, Corporate Business Development and Vice President and Corporate Treasurer at Applied at various times from 2000 until October 2006. Prior to joining Applied, Mr. Davis served in various management and finance positions at Atlantic Richfield Company.

Upon joining the Company, Mr. Davis will receive a base salary of $700,000 per year and be eligible to receive a bonus payment under the Company's 2013 Annual Cash Incentive Plan. On the date his employment commences, he will receive a grant of restricted stock units with a grant date fair value of $6,500,000. Mr. Davis will also receive a sign-on bonus of $1,000,000, which is repayable if he voluntarily terminates his employment or he is terminated for cause during the first 12 months of his service. Further, he will receive reimbursement of relocation costs and up to 12 months of temporary living expenses.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUALCOMM Incorporated

Date:	January 30, 2013	By:	/s/ Daniel L. Sullivan
Daniel L. Sullivan
Executive Vice President
Human Resources